Exhibit 99.2

NEWS RELEASE

Rambus Announces Pricing of $150 Million Convertible Senior Notes Offering

SUNNYVALE, Calif. — November 14, 2017 — Rambus Inc. (NASDAQ: RMBS) today announced the pricing of its offering of $150 million aggregate principal amount of its 1.375% Convertible Senior Notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Rambus has granted the initial purchasers a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of the notes on the same terms and conditions to cover over-allotments, if any. The offering is expected to close on November 17, 2017, subject to satisfaction of customary closing conditions.

The notes will be unsecured, unsubordinated obligations of Rambus. Interest on the notes will be paid semi-annually at a rate of 1.375% per annum, and the notes will mature on February 1, 2023, unless earlier repurchased or converted. Holders may require Rambus to repurchase their notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. Rambus may not redeem the notes prior to maturity.

Prior to November 1, 2022, the notes will be convertible at the option of the holders only during certain periods upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the notes will be convertible at the option of the holders at any time. The notes will be convertible, subject to certain conditions, into cash up to the aggregate principal amount of the notes to be converted, and any excess conversion value will be convertible into cash, shares of Rambus’ common stock (the “common stock”) or a combination of cash and shares of common stock, at Rambus’ election. The initial conversion rate will be 52.8318 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $18.93 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of approximately 30% relative to the last reported sale price of Rambus’ common stock of $14.56 per share on November 14, 2017.

Rambus intends to use a portion of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to Rambus of the warrant transactions described below) and to use the remaining proceeds of the offering for (i) the repurchase of approximately $56.8 million aggregate principal amount of Rambus’ 1.125% convertible senior notes due 2018 (the “2018 Notes”) concurrently with the offering of the notes, through one of the initial purchasers of the notes or its affiliates in individually negotiated transactions and (ii) general corporate purposes.

In connection with the pricing of the notes, Rambus entered into convertible note hedge transactions with one or more of the initial purchasers or their affiliates and other financial institutions (the “option counterparties”). The convertible note hedge transactions are generally expected to reduce potential dilution to the common stock upon any conversion of notes and/or offset any cash payments Rambus is required to make in excess of the principal amount of converted notes, as the case may be.    However, the warrant transactions would separately have a dilutive effect to the extent that the market value per share of the common stock exceeds the strike price of any warrants. The strike price of the warrant transactions will initially be approximately $23.30 per share, which represents a premium of 60% over the last reported sale price of the common stock on November 14, 2017, and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchasers exercise their over-allotment option to purchase additional notes, Rambus may enter into additional convertible note hedge and additional warrant transactions relating to the additional notes.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of the common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of Rambus in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or in connection with any repurchase of notes by Rambus). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

In connection with the purchase of the 2018 Notes, Rambus expects that holders of the 2018 Notes submitting their 2018 Notes for repurchase may purchase shares of common stock to close out their hedge positions with respect to the 2018 Notes, which activity may increase the market price of the common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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Press contact:

Rambus Investor Relations

Nicole Noutsios

510-315-1003

Nicole@nmnadvisors.com

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